EXHIBIT 3(c)



                  MINNESOTA SECRETARY OF STATE

             AMENDMENT OF ARTICLES OF INCORPORATION

READ INSTRUCTIONS LISTED BELOW, BEFORE COMPLETING THIS FORM.

1.   Type or print in black ink.
2. There is a $35.00 fee payable to the Secretary of State for filing this "Amendment of Articles of Incorporation".
3. Return Completed Amendment Form and Fee to the address listed on the bottom of the form.

CORPORATE NAME: (List the name of the company prior to any desired name change)

                        AULT INCORPORATED

This amendment is effective on the day it is filed with the Secretary of State, unless you indicate another date, no later than 30 days after filing with the Secretary of State.



The following amendment(s) to articles regulating the above corporation were adopted: (Insert full test of newly amended article(s) indicating which article(s) is (are) being amended or added.) If the full text of the amendment will not fit in the space provided, attach additional numbered pages. (Total number
of pages including this form   1.)

                          ARTICLE THREE

The first sentence of Section 1.  Authorized Shares under Article
Three-Capital Stock of the Restated Articles of Incorporation of
Ault Incorporated has been amended to read as follows:

     Section 1. Authorized Shares. The aggregate number of shares of stock which this corporation shall have the authority to issue is Eleven Million (11,000,000) shares divided into Ten Million (10,000,000) common shares and One Million (1,000,000) Preferred Shares."

This amendment has been approved pursuant to Minnesota Statues chapter 302A or 317A. I certify that I am authorized to execute this amendment and I further certify that I understand that by signing this amendment, I am subject to the penalties of perjury as set forth in section 609.48 as if I had signed this amendment under oath.

                                              /s/ Richard Primuth

Number and telephone number of contact person:  Richard A.
Primuth  (612) 371-3260

All of the information of this form is public and required in order to process this filing. Failure to provide the requested information will prevent the Office from approving or further processing this filing.

If you have any questions please contact the Secretary of State's office at (651) 296-2803.

RETURN TO:  Secretary of State
180 State Office Bldg., 100 Constitution Ave.
St. Paul, MN  55155-1299, (651) 296-2803